Exhibit 10.12(B)

                , 2016

[Full Name]

Re:           Additional Severance Benefit Protections

Dear [First Name]:

This letter is an amendment to the Severance Agreement between you and Yahoo! Inc. (“Yahoo” or the “Company”) dated                           , 20     (your “Severance Agreement”). Capitalized terms appearing in this letter (the “Amendment”) without definition are used as defined in the Severance Agreement.

Effective immediately, your Severance Agreement is hereby amended as follows:

Six (6) Months Acceleration of Time-Based Equity Awards.    The section of your Severance Agreement entitled “Equity Awards” is hereby modified to provide that, if your employment with the Company is terminated by the Company without Cause or as a result of your death or Total Disability, then each of your outstanding stock options (if any) and awards of restricted stock units granted (or assumed) by the Company that vest based solely on the passage of time (your “time-based equity awards”) will vest (and, in the case of options, be exercisable) as of your Termination Date to the extent they were otherwise scheduled to vest at any time during the period of six (6) months following your Termination Date (subject to your providing a release of claims and satisfying your other obligations set forth in the “Conditions of Severance; Exclusive Remedy” section of the Severance Agreement).

The foregoing acceleration provisions shall apply to your time-based equity awards granted (or assumed) by the Company that are outstanding on April 13, 2016 and, unless otherwise expressly provided by the Company in the applicable award agreement, any time-based equity awards that may be granted to you by the Company thereafter (but in each case only to the extent outstanding on your Termination Date). In the event that you would be entitled to accelerated vesting of any of your equity awards in connection with your termination of employment under any other written agreement between you and the Company, any change in control employee severance plan, or any applicable severance policy, you will be entitled to the accelerated vesting provided either in this letter agreement or in such other written agreement, plan, or policy, whichever results in a greater benefit to you (on an award-by-award basis), but you will not be entitled to accelerated vesting of the same award under both this agreement and such other agreement, plan, or policy.

This Amendment does not modify any other terms of the Severance Agreement except as expressly set forth above.

This Amendment does not modify any terms of equity awards that vest based on the Company’s performance.

For the avoidance of doubt, this Amendment does not limit any right that you may have to accelerated vesting of your equity awards in any other circumstances (for example, and without limitation, under the Company’s Change in Control Employee Severance Plan) pursuant to the applicable agreement or plan.

The rights provided in this letter may be modified by the Company as described in the “Amendment” section of the Severance Agreement.

If this letter accurately sets forth our agreement with respect to the foregoing matters, please sign the enclosed copy of this letter and return it to Allan McCall, Sr. Director, Compensation, no later than                         .

Sincerely,
YAHOO! INC.

[Name]
[Title]

Acknowledged and Agreed:

By:
[Name]